EXHIBIT 99.1

Paul Edick Joins Sucampo’s Board of Directors

ROCKVILLE, Md., July 29, 2016 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today announced that Paul Edick will join Sucampo's Board of Directors on August 1.  Mr. Edick is the former CEO of Durata Therapeutics and currently the founding partner of 3G Advisors.

"I am pleased to welcome Paul to Sucampo’s Board of Directors," said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “Paul is a well-rounded and seasoned chief executive with a depth of experience in building and leading specialty pharmaceutical companies.  With the addition of Paul, we have assembled a world-class Board of Directors with the experience to help Sucampo execute on our growth strategy focused on diversification of our portfolio of commercial and development-stage products."

Mr. Edick brings over 35 years of experience in the life sciences industry to Sucampo. He has extensive commercial and senior operational experience, most recently serving as chief executive officer and a board member of Durata Therapeutics, Inc. from July 2010 to November 2014.  From 2008 to 2010, Mr. Edick was chief executive officer of Ganic Pharmaceuticals, Inc., a Warburg Pincus investment search vehicle, and prior to that he was chief executive officer at MedPointe Healthcare, Inc.  He has also held a number of senior positions at GD Searle & Company, and at Pharmacia Corporation following its acquisition of the company, culminating in his appointment as Pharmacia’s Group Vice President and President for Asia and Latin America.

Mr. Edick received his B.A. in psychology from Hamilton College.  Mr. Edick currently serves as a director for PDL BioPharma, Inc.; NewLink Genetics, Inc. and Neos Therapeutics, Inc.  He also serves as Chairman of the Board of Iterum Therapeutics, a private company.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com